Exhibit 10.1
OPERATING LEASE AGREEMENT
     This Operating Lease Agreement (“Agreement”) is made as of September 30, 2011 (the “Effective Date”) by and between LPHC Acquisition Partners LLC (“LPHC”), and Employment Screening Profiles, Inc., a Florida corporation, and Worldwide Information, Inc., a Delaware corporation (collectively, “Seller”).
     WHEREAS, Seller is engaged in the business of providing various types of public and private data to business and credentialed clients throughout the United States (the “Business”);
     WHEREAS, on June 16, 2011, Seller commenced a case under title 11 of the Bankruptcy Code, 11 U.S.C. §§ 101-1330 (the “Bankruptcy Code”), by filing a voluntary petition for relief in the United States Bankruptcy Court for the District of Massachusetts (the “Bankruptcy Court”), Case No. 11-15791(JNF);
     WHEREAS, Seller has agreed to the terms of (a) a proposed plan (the “Plan”) of reorganization to be co-sponsored by LPHC and Seller, and (b) a contingent asset purchase agreement (the “LPHC APA”) with LPHC pursuant to which LPHC would purchase the Included Assets (as defined in the LPHC APA) of Seller; and
     WHEREAS, the Plan contemplates that Seller and LPHC shall enter into an agreement relating to the operation, maintenance, risk of loss, injury and cost of Seller’s Business.
     NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the Plan and contingent LPHC APA and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Definitions.
     For purposes of this Agreement, capitalized terms not otherwise defined herein shall have the same meanings given to them in the Plan or LPHC APA.
2. Title; Risk of Loss; Revenues.
     Seller shall retain title to the Included Assets during the Term (as defined below). Except as otherwise provided herein, LPHC shall assume the expense and risk of loss and injury that relate exclusively to the operation by LPHC of the Included Assets and that arise exclusively as a result of actions or omissions occurring during the Term. LPHC shall be entitled to all accounts receivable and all income and revenue attributable to the Business and the Included Assets that arise during Term. If LPHC collects any accounts receivable that arose prior to September 30, 2011, LPHC shall remit such collected amounts to Seller within thirty (30) days of receipt of such amounts.

3. Control.
     Seller hereby grants LPHC complete control over, and authority to operate and direct, all aspects of the Business, including the Included Assets and the right to relocate any Included Assets during the Term. During the Term, unless directed by LPHC, Seller shall cooperate with LPHC (a) to maintain all tangible and intangible assets used in the operation of the Business as of immediately prior to the Effective Date and to continue to operate the Business and the Included Assets at least at the levels of operation of the Business as of immediately prior to the Effective Date, and (b) to relocate and integrate the Included Assets and the Business to and with existing LPHC facilities and operations.
4. Term.
     Subject to Bankruptcy Court approval, the term of this Agreement shall commence at 12:00 a.m. Eastern time on September 30, 2011 and end on the earliest of (a) the date on which the Plan has been confirmed by the Bankruptcy Court and all conditions to its effectiveness have been satisfied or waived, (b) the termination of this Agreement, (c) the Closing Date (as defined in the LPHC APA), and (d) January 31, 2012, which date may be extended to February 29, 2012 in accordance with the LPHC APA (the “Term”).
5. Services.
     All actual costs and expenses incurred by Seller at LPHC’s direction and in accordance with this Agreement that relate to the operation of the Business during the Term, shall be reimbursed by LPHC.
     5.1 Services. During the Term, Seller agrees to provide LPHC use of those services described on Schedule A hereto (the “Services” and each service listed, a “Service”) on the terms specified in Schedule A and herein. LPHC may, upon five (5) days written notice to Seller, terminate the provision of any Service.
     5.2 Cooperation. The parties shall cooperate with each other and provide such assistance as is reasonably required for Seller to provide the Services. Such cooperation shall include, but not be limited to, the timely provision of any information reasonably required in connection with the provision of the Services.
6. Use of Premises and Facilities; Operation of the Business.
     6.1 Premises. Seller agrees to grant to LPHC the use of (a) a portion of the existing physical space and facilities used by Seller in connection with the Business (the “Premises”) within the buildings located on such Premises (the “Building”). LPHC shall have the right to reasonably identify the specific Premises to be used in the Buildings from time to time. The parties recognize that the use of certain portions of the Premises are needed by LPHC to operate the Business and Seller to administer its bankruptcy estate during the Term and agree to work cooperatively in respect of use of this shared space. Either Seller or LPHC may terminate its use of any Premises upon five (5) days written notice to the other party.

     6.2 Telecommunications, Internet and Utility Services. Seller shall use commercially reasonable efforts to provide/continue to provide to each of the Premises, as applicable, telecommunications services, internet services, electricity, water and heating, ventilating and air conditioning at the levels provided immediately prior to the Effective Date and at levels reasonably sufficient to allow LPHC to conduct the Business as the Business was conducted prior to the Effective Date. Seller shall not, however, be liable for the interruption of any services or utilities; provided however that Seller shall reasonably cooperate with LPHC to remediate as promptly as reasonably practicable any such interruption of services. LPHC shall be responsible for any additional security and/or reserve deposit required by the providers of the services described in this Section 6.2, provided that Seller shall turn over, or cause to be turned over, to LPHC any such deposit, net of wire transfer fees and/or any other fees or offsets, if any, to the extent related to the Services, no later than two (2) Business Days after such deposit is returned from a provider, as applicable, to Seller. Any such additional security and/or reserve deposit posted by LPHC shall not constitute property of Seller’s bankruptcy estate but shall be and at all times shall remain LPHC’s property.
     6.3 Use; Compliance with Laws; Rules. LPHC may use the Premises consistent with the operation of the Business prior to the Effective Date and only for the specific, allowed purposes set forth in the respective lease agreements governing such Premises. LPHC shall observe and comply with all laws with respect to LPHC’s use of each of the Premises. LPHC shall not do or permit anything to be done in, about or with respect to either of the Premises which would (a) injure the Included Assets, the Premises or the Building or (b) vibrate, shake, overload, or impair the efficient operation of the Premises or the Building or any of the building systems located therein. LPHC shall comply with all reasonable rules and regulations promulgated from time to time by Seller, including, without limitation, rules relating to security and access within the Buildings, as applicable. With respect to all of the foregoing, Seller shall promptly notify LPHC if its actions fail to comply in order to permit LPHC to cure or otherwise remedy such failure.
     6.4 Insurance. LPHC shall obtain and keep in full force and effect, at LPHC’s sole cost, insurance substantially similar to insurance which Seller has in place for the Business as of the date hereof, including, but not limited to commercial general liability policy of insurance protecting LPHC against claims for bodily injury, personal injury and property damage based upon, involving or arising out of LPHC’s use or occupancy of each of the Included Assets, Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $1,000,000 per occurrence. The policy shall include coverage for liability assumed under this Agreement as an “insured contract” for the performance of LPHC’s indemnity obligations under this Agreement, and shall name Seller as an additional insured. In addition, LPHC shall obtain and keep in full force and effect, at LPHC’s sole cost, a policy of “all risk” property insurance insuring the Included Assets and all personal property associated with the operation of the Business in each of the Premises. LPHC shall deliver certificates evidencing such insurance to Seller upon request. Each such insurance policy shall be in a form and from an insurance company reasonably acceptable to Seller.
     6.5 Hazardous Materials. LPHC shall not, without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion, use, store, transport or dispose of any Hazardous Material in or about the Premises. LPHC, at its sole cost, shall comply with all laws relating to its use of Hazardous Materials. If Hazardous Materials stored, used, disposed of, emitted, or released on or about the Premises by LPHC or its agents, employees or contractors result in contamination of the Premises or the water or soil thereunder, then LPHC shall promptly take any and all action necessary to clean up such contamination as required by law. LPHC shall indemnify, defend, protect and hold Seller and its officers, directors, employees, successors and assign harmless from and against, all actual losses, damages, claims, costs and liabilities, including attorneys’ fees and costs, arising out of LPHC’s use, discharge, disposal, storage, transport, release or emission of Hazardous Materials on or about the Premises during the Term in violation of applicable law. Seller shall indemnify, defend, protect and hold LPHC and its officers, directors, employees, successors and assigns harmless from and against, all actual losses, damages, claims, costs and liabilities, including attorneys’ fees and costs, arising out of Seller’s use, discharge, disposal, storage, transport, release or emission of Hazardous Materials on or about the Premises during the Term in violation of applicable law. “Hazardous Materials” shall mean any material or substance that is now or hereafter designated by any applicable governmental authority to be, or regulated by any applicable governmental authority as, radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.
     6.6 Repairs. LPHC accepts each of the Premises in “as is” condition. During its use of the Premises, LPHC shall maintain each of the Premises in neat, orderly condition and shall repair any damage to any of the Buildings caused by LPHC or its agents, employees, contractors or invitees; provided however that LPHC shall not be responsible for the actions of Seller or its agents, employees, contractors or invitees.
     6.7 Alterations. Except as otherwise provided herein, no alterations or improvements shall be made to any Premises without the prior written consent of Seller, which consent shall not be unreasonably withheld and which consent shall be subject to the respective lease agreements governing such Premises.
     6.8 Condemnation. If all or any part of any Premises is taken by any Governmental Authority by the exercise of the power of eminent domain or by a voluntary transfer in lieu thereof (a “Condemnation”), this Agreement shall terminate as to the part of the applicable Premises taken. All Condemnation proceeds shall be the property of Seller.
     6.9 Seller’s Right to Enter. Provided Seller complies with all of LPHC’s reasonable security measures, Seller and/or its agents may, upon reasonable advance notice (except in the case of emergency directly affecting the Premises), enter the Premises at any reasonable time for the purpose of inspecting the same, supplying any service to be provided by Seller to LPHC, making necessary alterations or repairs or for any other purpose permitted under this Agreement.
     6.10 Confidentiality. The parties hereto acknowledge that the Premises is not separately demised, and each party shall use commercially reasonable efforts to prevent its agents, employees or contractors from discovering or otherwise coming into contact with confidential information of the other party. If, despite such efforts, any such confidential information is discovered by a party, such party shall immediately inform the other party of such discovery, and shall hold, and cause its employees, agents, contractors, invitees and LPHC to hold, such information confidential.

     6.11 Vacating Premises. Unless, pursuant to the LPHC APA, LPHC has assumed the lease of any of the Premises, upon or before expiration of the Term, LPHC shall vacate and surrender the Premises to Seller in the same condition as received from Seller, excepting ordinary wear and tear, and all of LPHC’s personal property shall be removed from the Premises in compliance with all applicable laws. Once all the personal property of LPHC has been removed, Seller will supply a checklist of any remaining items required to be removed by LPHC hereunder or damages to the Premises or Included Assets for which LPHC is responsible hereunder within three (3) Business Days, and LPHC will have three (3) Business Days to contest any item on the list. After this period, LPHC agrees to make commercially reasonable efforts to remove any such remaining assets or repair any such damage within fifteen (15) Business Days. If any of the Premises are not so surrendered, LPHC shall be liable to Seller for all reasonable costs actually incurred by Seller in returning the Premises to the required condition. If LPHC does not surrender the Premises upon the expiration of the Term of this Agreement or its earlier termination, as required above, LPHC shall indemnify, defend, protect and hold harmless Seller from and against all actual and reasonable costs and/or losses incurred and paid by Seller to the extent resulting from LPHC’s delay in surrendering the Premises, and pay Seller a holdover fee of $5,000 a month (prorated for any partial month). LPHC shall not be responsible for any damages caused by Seller, including any of Seller’s employees or agents hereunder, and shall not be responsible for removing any assets retained by the Seller estate under the Plan or LPHC APA or otherwise constituting Seller’s property.
     6.12 Operation of the Business; Budget. On or prior to September 30, 2011, LPHC and Seller shall agree on a budget for the operation of the Business during the Term (the “Budget”), which Budget shall be in substantially similar form as the budget attached as Exhibit A to the Final Order Regarding Motion for Authorization of (1) the Interim and Permanent Use of Cash Collateral, (2) the Granting of Replacement Liens, (3) Entry of Scheduling Order Regarding Continued Use of Cash Collateral and (4) Additional Relief entered on July 26, 2011 by the United States Bankruptcy Court for the District of Massachusetts in Case No. 11-15791 [Docket No. 122]. During the Term, LPHC agrees that it shall conduct the Business in accordance with the Budget (with such reasonable variances as may be mutually agreed by the parties) and in the ordinary course, including, but not limited to paying, discharging or satisfying all liabilities of the Business, including, but not limited to, operating expenses, taxes, insurance, payroll and other employee-related obligations, and amounts due under this Agreement in the ordinary course of business or in accordance with the terms of such liabilities. LPHC shall provide a certificate on the first (1st) of each month certifying the payment of all such amounts to Seller and shall provide Seller with evidence of the working capital funding required to fund cash requirements pursuant to the Budget.
     6.13 Changes or Amendments to Included Assets; Execution of Documents Related to Included Assets. LPHC shall not, without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion, amend, change or modify the Included Assets. For the avoidance of doubt, the Included Assets includes Seller’s contracts. LPHC shall not execute any certificate, report, notice, consent, opinion, statement or other document on behalf of Seller.
     6.14 Storage and Delivery of Included Assets. Seller and LPHC agree that during the Term, the machinery, equipment and other personal property included in the Included Assets and located at the Premises may, at the sole discretion of LPHC, remain at the Premises, as applicable. During the Term, LPHC shall have the right to, at its expense and risk, create, use, remove and transport the Included Assets or any property or goods developed, manufactured or created with the aid of any of the Included Assets without damage to Seller’s property, provided that Seller shall reasonably cooperate with LPHC in effecting such use and process and that LPHC will provide reasonable notice of the removal or transportation of the Included Assets. Upon termination of this Agreement, other than due to the occurrence of the Closing pursuant to the LPHC APA, LPHC shall deliver the Included Assets to Seller at the Premises at the sole cost and expense of LPHC. All Included Assets shall be delivered in the same condition as on the date hereof, reasonable wear and tear excepted.
7. Breach. In the event of a breach by either party of any of its obligations hereunder, the breaching party shall cure such, if curable, breach within fifteen (15) days after written notice thereof by the non-breaching party. Upon the failure by LPHC to cure any such breach as provided herein, upon any termination of the LPHC APA or upon any event that would have a Material Adverse Effect (as defined in the LPHC APA), Seller may immediately terminate this Agreement and the LPHC APA.
8. Fees.
     8.1 Scheduled Services and Fees. In consideration of the provision of the Services hereunder, from after September 30, 2011, LPHC shall pay Seller a monthly fee of $2,100 (“Fees”). LPHC shall pay to Seller all Fees with respect to each thirty (30) day period included in the Term on the first Business Day of such thirty (30) day period. In addition, LPHC shall pay Seller an administrative fee in the amount of $15,000 (“Administrative Fee”), which shall be payable to Seller on September 30, 2011.
     8.2 Additional Services and Fees. LPHC may request additional services not contemplated by Schedule A. In such event, the parties hereto shall cooperate in good faith to determine the anticipated actual cost to Seller of providing such additional service (which actual cost shall, in any event, be reasonable and customary), shall calculate a monthly fee with respect to any such additional service based on such anticipated actual cost, and shall, by mutual agreement, amend Schedule A hereto to reflect such additional service and fee. Upon such amendment to Schedule A, such additional service shall be deemed a “Service” for all purposes hereunder, and such additional fee shall be deemed a “Fee” for all purposes hereunder, including Section 9.
9. Personnel; Standard of Performance.
     (a) Each Service to be provided hereunder shall be performed by the personnel set forth on Schedule A, as such schedule may be updated from time to time pursuant to the mutual agreement of the parties hereto, under the listing for such Service (each such individual, a “Seller Agent” and, collectively, the “Seller Agents”), unless otherwise mutually agreed by the parties. Seller shall remain responsible, in accordance with the terms of this Agreement, for the performance of the Services and all other obligations of Seller hereunder.
     (b) Seller shall not be liable for any failure of, or delay in the performance of, any Services under this Agreement for the period that such failure or delay is due to acts of God, civil war, strikes or labor disputes, or any other cause beyond Seller’s reasonable control. Seller shall notify LPHC promptly of the occurrence of any such cause and shall resume full performance of such Services as promptly as practicable after such cause is terminated.
     (c) Nothing in this Agreement shall grant, suggest or imply any right, agreement or authority for Seller to use the name, trademarks, service marks, trade names or domain names of LPHC for any purpose whatsoever. Nothing in this Agreement shall be deemed to grant to Seller any right, agreement or assignment of any intellectual property of LPHC.
10. Indemnity.
     10.1 Indemnity by LPHC. Subject to Section 10.2 hereof, LPHC will defend, indemnify, and hold harmless Seller and its affiliates, and each of their respective officers, directors, employees, customers, agents, successors and assigns (collectively, “Seller Indemnified Parties”), from and against any and all costs, losses, liabilities and expenses (including reasonable attorneys fees) arising out of or directly relating to: (i) third party claims related to LPHC’s use of the Services under this Agreement; (ii) any dispute between LPHC and LPHC’s customers or suppliers during the Term; (iii) any services or transactions performed by LPHC using the Services, including without limitation, any and all claims, actions, suits, or proceedings alleging fraud, breach of security, noncompliance with laws, breach of contract, infringement, misappropriation or negligence arising from conduct during the Term; and (iv) breach of LPHC’s obligations under this Agreement.
     10.2 Indemnity by Seller. Seller will defend, indemnify, and hold harmless LPHC and its affiliates, and each of their respective officers, directors, employees, customers, agents, successors and assigns, from and against any and all costs, losses, liabilities and expenses (including reasonable attorneys fees) arising out of or relating to the bad faith, willful or wanton misconduct, negligence or gross negligence of a Seller Indemnified Party. LPHC ACKNOWLEDGES THAT, OTHER THAN AS EXPRESSLY PROVIDED HEREIN, SELLER PROVIDES THE SERVICES WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF NONINFRINGEMENT, TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY THAT THE SERVICES DO NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADE SECRET OF ANY THIRD PARTY, AND ACCEPTS NO RESPONSIBILITY FOR ANY EXPENSES, LOSSES OR ACTION INCURRED OR UNDERTAKEN BY LPHC OR ANY OF ITS AFFILIATES, CONTRACTORS OR AGENTS AS A RESULT OF LPHC’S RECEIPT OR USE OF SERVICES OTHER THAN THOSE EXPENSES, LOSSES OR ACTIONS RESULTING FROM OR ARISING OUT OF A SELLER INDEMNIFIED PARTY’S ACTS OF BAD FAITH, WILLFUL OR WANTON MISCONDUCT, NEGLIGENCE OR GROSS NEGLIGENCE.
     10.3 Limitations on Liability. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, MULTIPLE OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, LOST PROFITS)

REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, NEGLIGENCE, ARISING UNDER STATUTE OR OTHERWISE.
11. Notices.
All notices, requests, demands and other communications shall be given in accordance with the provisions contained in the contingent LPHC APA.
12. General Provisions.
     12.1 Independent Contractor Status. The status of Seller shall be that of independent contractor and nothing set forth herein shall be deemed to constitute any partnership, joint venture, fiduciary relationship, agency, or similar relationship between the parties hereto. Neither party hereto shall represent to any third party that any such partnership, joint venture, fiduciary relationship or agency exists in respect of this Agreement, or that Seller is acting on behalf of LPHC pursuant to this Agreement in any capacity other than that of independent contractor. Nothing in this Agreement confers authority upon either party to enter into any commitment or agreement binding on the other.
     12.2 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, representations or warranties, whether oral or written, by any party hereto or any officer, director, employee or representative of any party hereto. No modification or waiver of any provision of this Agreement will be valid unless it is in writing and signed by the party to be charged therewith.
     12.3 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.
     12.4 Assignability. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Neither Seller nor LPHC may assign this Agreement or any interest herein without the prior written consent of the other party hereto, provided that LPHC may, in its sole discretion, assign all or any portion of its rights and obligations hereunder to one or more affiliates of LPHC. To the extent LPHC assigns all or any portion of its rights and obligations hereunder to one of its affiliates, LPHC shall guarantee such affiliate’s obligations hereunder.
     12.5 Counterparts. This Agreement may be executed in multiple counterparts (including those transmitted by facsimile or other electronic format), each of which shall be deemed in original but all of which together shall constitute one and the same instrument.
     12.6 Effect of Headings. The titles of section headings herein contained has been provided for convenience of reference only and shall not affect the meaning of construction of any of the provisions hereof.
     12.7 Waivers. Compliance with any condition or covenant set forth herein may not be waived except by writing duly executed by the party or parties to be bound. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereto, and any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise thereof shall not preclude any further exercise thereof or the exercise of any other such right, power or privilege.
     12.8 Governing Law. This Agreement shall be governed by and construed in accordance with federal bankruptcy law, to the extent applicable, and, where state law is implicated, the internal laws of the Commonwealth of Massachusetts, without giving effect to any principles of conflicts of law.
     12.9 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATING TO THIS AGREEMENT OR ANY AGREEMENTS CONTEMPLATED HEREIN OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     12.10 Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, or neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. References to “this Agreement” shall include all Exhibits, Schedules and other agreements, instruments or other documents attached hereto. The words “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. References in this Agreement to Articles, sections, Schedules or Exhibits are to Articles or sections of, Schedules or Exhibits to, this Agreement, except to the extent otherwise specified herein. References to the consent or approval of any party hereto mean the written consent or approval of such party, which may be withheld, conditioned or delayed in such party’s sole and absolute discretion, except to the extent otherwise specified herein. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and are not part of this Agreement and do not in any way limit or modify the provisions of this Agreement and shall not affect the interpretation hereof. Unless otherwise specified herein, payments that are required to be made under this Agreement shall be paid by wire transfer of immediately available funds to an account designated in advance by the party entitled to receive such payment. All references to “dollars” or “$” or “US$” in this Agreement means U.S. dollars.
     12.11 Time Periods. Any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days; provided, however, that if the last day for taking action falls on a weekend or a legal holiday in the State of Massachusetts, the period during which such action may be taken shall be automatically extended to the next Business Day.
     12.12 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against either party.
     12.13 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties hereto shall be entitled to specific performance of the terms hereof (without the posting of any bond), in addition to any other remedy at law or equity.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple counterparts as of the date set forth above by their duly authorized representatives.

LPHC ACQUISITION PARTNERS LLC

By:

Name
Title:

EMPLOYMENT SCREENING PROFILES, INC.,
a Florida corporation

By:

Name:	Stephen S. Gray, solely in his capacity as Chapter 11 Trustee
Title:	Chapter 11 Trustee

WORLDWIDE INFORMATION, INC.,
a Delaware corporation

By:

Name:	Stephen S. Gray, solely in his capacity as Chapter 11 Trustee
Title:	Chapter 11 Trustee

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